AGF Investments Trust 485BPOS

Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2025, relating to the financial statements and financial highlights of AGF U.S. Market Neutral Anti-Beta Fund, a series of AGF Investments Trust, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Information About Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 24, 2025